SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) December 3, 2002



Commission        Registrant; State of Incorporation;       I.R.S. Employer
File Number       Address; and Telephone Number            Identification No.
-----------       -----------------------------            ------------------

333-21011         FIRSTENERGY CORP.                            34-1843785
                  (An Ohio Corporation)
                  76 South Main Street
                  Akron, Ohio  44308
                  Telephone (800)736-3402




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Item 9.  Regulation FD Disclosure

           On December 3, 2002, FirstEnergy Corp. (Company) updated its 2003 earnings guidance to $3.35 to $3.55 per share of common stock from the previously announced range of $3.70 to $3.90 per share - primarily as a result of an anticipated rise in non-cash pension and other post-employment benefit costs, which could reduce 2003 earnings by approximately $0.30 per share compared with 2002 costs. The revised guidance excludes the effect of the Davis-Besse Nuclear Power Station outage.

           The Company also revised its estimated annual earnings-per-share growth rate to four to five percent, compared with the previous guidance of seven to eight percent. The pension and post-employment benefit cost increases, coupled with reduced opportunities in the competitive energy services sector, contributed to the revised earnings-per-share growth rate.

           The Company also expects free cash flow, after capital expenditures and common stock dividends, to increase in 2003 to $800 million from the estimated 2002 level of approximately $300 million, which will support FirstEnergy's ongoing, aggressive debt-reduction program.

           FirstEnergy Chairman and Chief Executive Officer H. Peter Burg and Senior Vice President and Chief Financial Officer Richard H. Marsh will discuss the Company's updated 2003 earnings guidance during its analyst conference on December 4, 2002, in New York City. A live Webcast of their remarks, which begins at approximately 8:00 a.m. Eastern time, will be available through FirstEnergy's Investor Information Web site.

           FirstEnergy also will provide an overview of its pension plan assets and liabilities. FirstEnergy does not expect to be required to make a cash contribution to its pension plan in 2002 or 2003. However, if the market value of the Company's pension plan assets as of October 31, 2002, were to remain unchanged by year-end, FirstEnergy would recognize a non-cash, after-tax charge to common stockholders' equity of approximately $330 million to recognize a minimum pension liability. This charge would not affect the Company's 2002 net income.

           The Company also will address the estimated effect of implementing on January 1, 2003, Statement of Financial Accounting Standards No. 143, "Asset Retirement Obligations." Adoption of this new standard should partially offset the effect of recognizing a minimum pension liability because it is expected to increase common stockholders' equity by approximately $140 million. The cumulative effect of this accounting change - an increase of approximately $0.50 per share to the Company's 2003 net income - is not reflected in FirstEnergy's 2003 earnings guidance.

           FirstEnergy Corp. is a registered public utility holding company headquartered in Akron, Ohio. FirstEnergy subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; energy management and other energy-related services.

         This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes or approvals (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.



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                                    SIGNATURE




             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



December 3, 2002







                                            FIRSTENERGY CORP.
                                            -----------------
                                               Registrant



                                        /s/  Harvey L. Wagner
                                     ---------------------------------
                                             Harvey L. Wagner
                                         Vice President, Controller
                                       and Chief Accounting Officer

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